EXHIBIT 99.1

SMC Entertainment Enters Letter of Intent to Acquire Boutique Investment Manager, Bateau Asset Management, Providing Entry to Australian and Southeast Asian Financial Services Market   Press Release | 09/09/2024

Bateau Asset Management brings to SMC Entertainment:

•	Foundational acquisition into International Financial Services Sector

•	Well-established client base of high-net-worth individuals

•	Four global investment funds

•	Experienced global client services team based in Australia and Singapore

•	Research and advisory capabilities complementary to SMC Entertainment Fintech platform

BOCA RATON, Fla., Sept. 09, 2024 (GLOBE NEWSWIRE) -- SMC Entertainment, Inc. ("SMC" or the "Company") (OTC PINK: SMCE), a Fintech incubator company focused on acquisition and support of commercialized services and technology (Fintech) companies, is pleased to announce that it has entered into a Letter of intent (“LOI”) to acquire a 100% interest in Australia-based Bateau Asset Management, a boutique global investment manager (“Bateau”). The acquisition will provide SMC with an initial presence in the Southeast Asia Fintech market.

Since 2016, Bateau has offered an absolute-return investment philosophy delivered by a multi-manager approach to investing. Services include investment research and education with the objective of providing clients with rigorously constructed absolute return portfolios that they can understand.

Bateau serves over one hundred and fifty clients, all high-net-worth individuals. It maintains an experienced advisory team based in Perth, Australia and Singapore which is supported by a robust compliance and corporate governance team. Currently Bateau manages $20 million AUD$ in assets under management (“AUM”). Bateau is in discussions with multiple potential financial service businesses to increase their account base and money under management.

Under the terms of the Agreement, SMC will acquire 100% of Bateau in an all-stock transaction. SMC will issue shares of its Series C Preferred stock to Bateau’s shareholders valued at US$14 million. Barring any subsequent delays outside of the parties’ control, SMC expects to close the Bateau transaction in September 2024. SMC will proceed to a definitive agreement and make the agreement details available in a Form 8-K to be filed with U.S. Securities and Exchange Commission on www.sec.gov.

“I am extremely excited to announce this LOI for our first international acquisition. Bateau provides SMC with a tremendous opportunity to initially position our Chaintrade.AI platform in one of the world’s most dynamic markets, “stated Erik Blum CEO of SMC Entertainment. “This is the start of our international financial services division. Once closed we will use the infrastructure from Bateau to deploy Chaintrade.AI internationally. We look forward to deploying our AI model to the increasingly complex capital needs of clients around the world. Bateau is a perfect example of an accretive and professionally managed acquisition that is scalable and auditable. We believe we can use our foundational AI to help the advisory team grow the AUM from its current levels to over $100 AUM within the next 2 years. We look forward to executing on plan and delivering long-term value for our shareholders.”

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Stuart Haley, managing director at Bateau, commented: “SMC offers Bateau an optimal partnership for growing our business and investing in complementary AI/ML strategies that would leverage our platform. We look forward to collaborating closely with our new partners, drawing on our new collective strengths, as we expand together into new strategies and complementary products across geographies.”

About Bateau Asset Management

Bateau Asset Management is a boutique investment manager founded in 2016 based in Australia with offices in Singapore. The company follows an absolute-return investment philosophy and a multi-manager approach to investing. To learn more, go to www.bateauam.com.au.

About SMC Entertainment, Inc.

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity. For more information on SMC, visit www.smceinc.com.

About ChainTrade LTD

ChainTrade LTD, is a UK Registered Entity and is a joint Venture between Plato Data Intelligence and Redmatter.Capital., a registered financial services company, with its subsidiary granted a securities trading license by the Capital Market Authority of Montenegro. ChainTrade's AI research tools will enable investors to analyze thousands of data points including live price data, performance, investor sentiment, fair value, and risk factors simultaneously. These features enable the ChainTrade AI Research tool to provide timely insights to investors, which in turn will allow them to make informed decisions on optimizing their portfolio performance. Chaintrade.AI

About Fyniti Global Equities EBT, Inc.

Fyniti Global Equities EBT, Inc., a wholly owned subsidiary of SMC, is Fintech platform developer founded by veteran Wall Street technologists and investment bankers who worked for Goldman Sachs, JP Morgan Chase, Bank of America (Merrill Lynch) and Citigroup. Fyniti has a clear focus on developing disruptive technologies in the Wealth Management and capital markets domains. Fyniti owns the IQ Engine and EBT Technology which combine to provide AI driven. For more information, click the following links: (www.fyniti.com, www.fynitiiq.com).

Press Release Contact:

Erik Blum

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

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Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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